Exhibit 3.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

M/A-COM Technology Solutions Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2009, under the name “KIWI STONE ACQUISITION CORP.” An amended and restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 26, 2009, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2010, a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2010, a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2012, a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 19, 2012, and a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 20, 2012.

2. This Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the Corporation is MACOM Technology Solutions Holdings, Inc.

ARTICLE II: REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV: CAPITALIZATION

A. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 310,000,000, consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

B. Common Stock. Subject to such exceptions that are set forth in this Certificate of Incorporation or the DGCL, each holder of common stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share of common stock held by such stockholder.

C. Preferred Stock.

Shares of preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

Except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

ARTICLE V: BOARD OF DIRECTORS

A. Number of Directors. Subject to any special rights of the holders of any class or series of stock to elect directors, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Newly-created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class and vacancies resulting from any cause shall be filled exclusively pursuant to a resolution adopted by vote of a majority of the members of the Board of Directors then in office, even if less than a quorum, or by a single remaining director. A person elected to fill a vacancy or newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified. Any director or the entire Board of Directors may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

B. Classified Board of Directors. Subject to the special rights of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as of the time classification becomes effective. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified. If the number of directors is hereafter changed and subject to the special rights of the holders of any class or series of stock to elect directors, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI: LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND

ADVANCEMENTS OF EXPENSES OF DIRECTORS AND OFFICERS;

RENUNCIATION OF CORPORATE OPPORTUNITIES

A. Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it exists on the date hereof or as it may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liabilities and losses suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the preceding sentences, the Corporation shall not be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee, whether initiated in such Indemnitee’s capacity as a director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized or consented to by the Board of Directors of the Corporation.

C. Renunciation of Corporate Opportunities.

In recognition and anticipation that (i) the directors, officers or employees of GaAs Labs, LLC (“GaAs Labs”) and its Affiliated Companies (as defined below) and/or Summit Partners, L.P. (“Summit” and, together with GaAs Labs, the “Institutional Investors” and individually an “Institutional Investor”) and its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) the Institutional Investors and their respective Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the Institutional Investors and their respective Affiliated Companies, as applicable, and that the Corporation is expected to benefit therefrom, the provisions of this Article VI are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Institutional Investors and/or their respective Affiliated Companies and/or their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Except as provided in the third paragraph of this Article VI, the Corporation and its Affiliated Companies shall have no interest or expectancy in any corporate opportunity and no expectation that such corporate opportunity be offered to the Corporation or its Affiliated Companies, if such opportunity is one that an Institutional Investor or any of its Affiliated Companies or any of their respective directors, officers, employees or agents, including any director, officer, employee or agent of the Corporation who is also a director, officer, employee or agent of an Institutional Investor or any of its Affiliated Companies, has acquired knowledge of or is otherwise pursuing, and any such interest or expectancy in any such corporate opportunity is hereby renounced, so that as a result of such renunciation, the corporate opportunity shall belong to such Institutional Investor and/or its Affiliated Companies, as applicable, and such person or entity: (i) shall have no duty to present such corporate opportunity to the Corporation or its Affiliated Companies and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account and benefit, or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation or any of its Affiliated Companies; and (ii) cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that such person or entity does not present such corporate opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person or entity.

Notwithstanding the foregoing, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any director or officer of the Corporation in his or her capacity as a director or officer of the Corporation.

For purposes of this Article VI only, (a) “Affiliated Company” shall mean (i) in respect of GaAs Labs, any company which controls, is controlled by or under common control with GaAs Labs (other than the Corporation and any company that is controlled by the Corporation), (ii) in respect of Summit, any company which controls, is controlled by or under common control with Summit (other than the Corporation and any company that is controlled by the Corporation), and (iii) in respect of the Corporation, shall mean any company controlled by the Corporation; and (b) “corporate opportunity” shall mean an investment or business opportunity or activity or potential transaction or matter, including without limitation those that might be the same as or similar to the Corporation’s business or activities or the business or activities of any Affiliated Companies.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

To the extent that any provision of this Article VI is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article VI.

D. Effect of Amendment. No amendment to, or modification or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall adversely affect any right or protection of an Indemnitee existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

ARTICLE VII: MEETINGS OF STOCKHOLDERS

A. Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that for so long as John Ocampo and GaAs Labs, together with their respective affiliates or successors, collectively beneficially own (directly or indirectly) at least fifty percent (50%) of the then issued and outstanding Common Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the total voting power of all the then-outstanding shares of the Corporation then entitled to vote entitled on the subject matter thereof.

B. Special Meetings of Stockholders. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the total number of directors that the Corporation would have if there were no vacancies or (b) the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

C. Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII: DISPUTE RESOLUTION

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE IX: AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND

BYLAWS

A. Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V, VII or this Article IX may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in an election of directors, voting together as a single class.

Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with Article VI.

B. Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, and notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, the bylaws or any preferred stock of the corporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation.

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In Witness Whereof, MACOM Technology Solutions Holdings, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 1st day of June, 2016.

MACOM Technology Solutions Holdings, Inc.

/s/ John Croteau
John Croteau
President and Chief Executive Officer

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